SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004
                             ______________________

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported) :
                                 April 30, 2003


                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)


               Delaware                                 11-2408943
    (State or other jurisdiction of           (IRS Employer Identification No.)
     incorporation or organization)

     Commission File Number: 1-14064


     767 Fifth Avenue, New York, New York                    10153
   ( Address of principal executive offices)               (Zip Code)


                                  212-572-4200
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)




Item 9.  Regulation FD Disclosure

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure," and Item 12, "Disclosure of Results of Operations and Financial Condition." On April 30, 2003, The Estee Lauder Companies Inc. issued a press release reporting its fiscal 2003 third-quarter results and estimates for its full-year results. A copy of that press release is attached hereto as
Exhibit 99.1 and is incorporated herein by reference.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                        THE ESTEE LAUDER COMPANIES INC.



Date:  April 30, 2003                   By:     /s/Richard W. Kunes
                                                -------------------
                                                Richard W. Kunes
                                                Senior Vice President
                                                and Chief Financial Officer
                                               (Principal Financial and
                                                Accounting Officer)

The                                                         News
Estee                                                       Contact:
Lauder                                                      Investor Relations:
Companies Inc.                                              Dennis D'Andrea
                                                           (212) 572-4384



767 Fifth Avenue                                            Media Relations:
New York, NY  10153                                         Sally Susman
                                                           (212) 572-4430



--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE:

        ESTEE LAUDER COMPANIES REPORTS 10% SALES GROWTH IN THIRD QUARTER

                      EARNINGS PER SHARE RISES 79% TO $.33


New York, NY, April 30, 2003 - The Estee Lauder Companies Inc. (NYSE: EL) today reported net sales for the fiscal third quarter ended March 31, 2003 of $1.24 billion, a 10% increase from $1.12 billion in the prior-year period. Excluding the impact of foreign currency translation, net sales increased 5%.

The Company achieved net earnings of $83.8 million for the quarter, a 65% increase over the $50.7 million reported in the same period last year. Diluted earnings per common share for the quarter ended March 31, 2003 grew 79% to $.33 compared with $.19 reported in the prior-year quarter.

Fred H. Langhammer, President and Chief Executive Officer, said, "We are very pleased to have achieved another very strong quarter of sales and earnings growth. The momentum we experienced in the second quarter continued into the third quarter where we again generated outstanding results. This is a reflection of our overall strategic investment spending to further build our brands. Also key to our strong performance was the combined global strength of our established and developing brands and the success of our initiatives to enhance operating margin. Throughout this fiscal year we have been very encouraged by the progress we've made in executing both near- and long-term strategies, which have produced a strong operating performance. Our focus on top-line drivers, cost containment, margin improvement, brand development and balance sheet management have all been integral to our success."

Results by Product Category
---------------------------

Net sales of skin care products for the quarter increased 16% to $507.8 million on a reported basis and rose 9% before foreign currency translation. The higher sales reflect the recent launches of the Repairwear treatment collection by Clinique and Perfectionist Correcting Serum for Lines and Wrinkles from Estee Lauder. Other recently launched and existing products such as Advanced Stop Signs from Clinique and Resilience Lift OverNight Face and Throat Creme by Estee Lauder, as well as A Perfect World White Tea Skin Guardian by Origins also contributed to the skin care sales growth. This increase was partially offset by lower sales of certain existing products.

Makeup sales for the quarter rose 4% to $491.4 million. Before the impact of foreign currency translation, net sales increased 1%. In addition to solid growth from two of the Company's makeup artist brands, M.A.C and Bobbi Brown, the higher sales reflect the current quarter launch of Colour Surge Lipstick from Clinique and MagnaScopic Maximum Volume Mascara by Estee Lauder. Recently launched makeup products contributed positively to the increased net sales, while lower sales of certain existing products partially offset these positive results.

Fragrance sales on a reported basis increased 16% to $181.6 million compared to the prior-year quarter and rose 9% in constant currency. The increase reflects solid growth from the recovery, during the current quarter, in the Company's travel retail business, which depends substantially on fragrance products. Fragrance sales benefited from the current quarter launch of Clinique Happy Heart and recent launches of T girl by Tommy Hilfiger, Estee Lauder pleasures intense and Lauder Intuition for Men. Existing fragrances, Estee Lauder pleasures and Beautiful and Donna Karan Cashmere Mist, also posted strong sales growth during the quarter. Fragrance results were impacted by the overall softness in the fragrance business, which is reflected in lower sales of Clinique Happy, Intuition from Estee Lauder, as well as certain Tommy Hilfiger fragrances.

Sales of hair care products for the quarter rose 7% to $53.2 million. The increase is primarily attributable to growth at Aveda and Bumble and bumble, partially offset by lower sales from the Clinique Simple Hair Care System.

Operating income increased in skin care, makeup and hair care primarily due to the higher sales, while fragrance operating results improved reflecting higher results in the travel retail business.

Results by Geographic Region
----------------------------

In the Americas region, net sales for the quarter increased 4% to $721.5 million. The increase is primarily due to the success of new and certain existing products and growth from virtually all developing brands. Despite the increase, the Company continues to see a soft retail environment in the United States. Operating income in the Americas rose due to improved sales and benefits from the Company's prior restructurings, supply chain initiatives and ongoing cost containment efforts.

In Europe, the Middle East & Africa, net sales increased 24% from the prior-year period to $361.5 million, and rose 8% over last year's third quarter excluding the impact of foreign currency translation. Reported sales in the region reflect the strength of most European currencies against the U.S. dollar. The Company's travel retail business, reported in this region, continued to recover with sales growing substantially in the current quarter compared with the prior-year period. In constant currency, most markets experienced sales growth, led by strong results in the United Kingdom, Spain, Greece and South Africa. Operating profitability increased primarily due to sharply higher results in the travel retail business, as well as improved results in several other markets led by the United Kingdom and Greece.

Asia/Pacific net sales of $156.4 million grew 17% over the prior-year quarter. Net sales were positively impacted by the strength of the Japanese Yen, Korean Won and Australian dollar. On a local currency basis, Asia/Pacific net sales rose 7%. The local currency sales increase is primarily due to strong double-digit growth in Korea, China and Thailand, as well as higher sales in Australia. Sales in Japan decreased in the current quarter. Operating profit in the region increased slightly as higher results in Korea and Australia were offset by lower results in Japan.

Nine-Month Results
------------------

For the nine months ended March 31, 2003, the Company reported net sales of $3.89 billion, an 8% increase from $3.61 billion in the comparable prior-year period. Excluding the impact of foreign currency translation, net sales rose 5%. The Company achieved net earnings of $266.8 million for the nine months, a 12% increase over the $237.9 million in the same period last year. Diluted earnings per common share for the nine months ended March 31, 2003 rose 15% to $1.06 compared with $.92 reported in the prior-year period. The prior year net earnings and diluted earnings per share are before the cumulative effect of a change in accounting principle of $20.6 million and $.09, respectively, related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

For the nine months ended March 31, 2003, the Company generated $415.9 million in cash flow from operating activities, a 14% increase over the prior-year period. The increase resulted from higher net earnings, improvements in certain working capital components and other assets, and an increase in accrued advertising, sampling and merchandising. Operating cash flow was utilized primarily for the repurchase of shares of the Company's Class A Common Stock, capital investments, dividend payments and repayment of long-term debt.

Estimates of Fiscal 2003 Full-Year
----------------------------------

When the Company set its top-line growth objectives for fiscal 2003, they were based on the assumption that economic conditions would improve in the second half of its fiscal year. This has not materialized. The sluggish retail environment in the U.S. has continued, and the outbreak of the conflict in Iraq as well as the emergence of the SARS (Severe Acute Respiratory Syndrome) virus in the Far East has created an adverse retail environment in the travel retail and certain local market businesses, particularly in Hong Kong, Singapore and China. Since this uncertainty is likely to exist for the next few months, the Company expects these issues will adversely affect its top-line growth temporarily.

In spite of these conditions, for the full fiscal year, the Company expects to grow reported sales approximately 7%, which translates into a 4% increase on a constant currency basis versus the prior fiscal year. At the same time the Company still expects to achieve diluted earnings per share of between $1.28 and $1.33 for the fiscal year, in line with its previous guidance. Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by Asia/Pacific and the Americas. On a product category basis, in constant currency, skin care and makeup are expected to be the leading sales growth categories, followed by hair care, while fragrance is expected to be relatively unchanged versus the prior year.

Forward-looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "will," "believe," "expect," "anticipate," "could," "plan," and "estimate," those in Mr. Langhammer's remarks and those in the "Estimate of Fiscal 2003 Full-Year" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:
     (i) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
     (ii) the Company's ability to develop, produce and market new products on which future operating results may depend;
     (iii) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
     (iv) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
     (v) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
     (vi) changes in the laws, regulations and policies, including changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, that affect, or will affect, the Company's business;
     (vii) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
     (viii)changes in global or local economic or other conditions that could affect consumer purchasing, the willingness of people to travel, the financial strength of our customers, the cost and availability of capital, which the Company may need for new equipment, facilities or acquisitions, and the assumptions underlying our critical accounting estimates;
     (ix) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories);
     (x) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company's products are sold and the costs associated with its executive offices;
     (xi)  changes in product mix to products which are less profitable;
     (xii) the Company's ability to acquire or develop e-commerce capabilities, and other new information and distribution technologies, on a timely basis and within the Company's cost estimates;
     (xiii)the Company's ability to capitalize on opportunities for improved efficiency, such as globalization, and to integrate acquired businesses and realize value therefrom; and
     (xiv) consequences attributable to the events that are currently taking place in Iraq and that took place in New York City and Washington, D.C. on September 11, 2001, including further attacks, retaliation and the threat of further attacks or retaliation.

The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, jane, Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble and kate spade beauty.

An electronic version of this release can be found at the Company's Website, www.elcompanies.com.
-------------------

                                - Tables Follow -

                         THE ESTEE LAUDER COMPANIES INC.

                         SUMMARY OF CONSOLIDATED RESULTS
                      (In millions, except per share data)


                                                              Three Months Ended                Nine Months Ended
                                                                     March 31                       March 31
                                                              ------------------    Percent    ------------------  Percent
                                                                2003       2002     Change       2003      2002     Change
                                                                ----       ----     -------      ----      ----     ------
Net Sales.................................................     $1,239.4   $1,121.7  10.5%      $3,894.6   $3,614.7    7.7%

Cost of sales.............................................        316.6      318.3              1,045.1    1,006.9
                                                               --------   --------             --------   --------
Gross Profit..............................................        922.8      803.4  14.9%       2,849.5    2,607.8    9.3%
                                                               --------   --------             --------   --------
   Gross Margin...........................................         74.4%      71.6%                73.2%      72.1%

Operating expenses:
   Selling, general and administrative....................        790.5      719.4              2,422.5    2,218.5
   Related party royalties................................          4.5        2.9                 14.8       11.8
                                                               --------   --------             --------   --------
                                                                  795.0      722.3  10.1%       2,437.3    2,230.3    9.3%
                                                               --------   --------             --------   --------
       Operating Expense Margin...........................         64.1%      64.4%                62.6%      61.7%

Operating Income..........................................        127.8       81.1  57.6%         412.2      377.5    9.2%
              Operating Income Margin.....................         10.3%       7.2%                10.6%      10.4%

Interest expense, net.....................................          1.9        2.6                  7.0        8.3
                                                               --------   --------             --------   --------

Earnings before Income Taxes, Minority Interest
 and Accounting Change....................................        125.9       78.5  60.4%         405.2      369.2    9.8%

Provision for income taxes................................         41.0       27.1                134.5      127.4
Minority interest, net of tax.............................         (1.1)      (0.7)                (3.9)      (3.9)
                                                               --------   --------             --------   --------

Net Earnings before Accounting Change.....................         83.8       50.7  65.3%         266.8      237.9   12.2%
Cumulative effect of a change in accounting
   principle (a)..........................................            -         -                    -       (20.6)
                                                               --------   --------             --------   --------
Net Earnings .............................................         83.8       50.7                266.8      217.3

Preferred stock dividends.................................          5.9        5.9                 17.6       17.6
                                                               --------   --------             --------   --------
Net Earnings Attributable to Common Stock.................     $   77.9   $   44.8             $  249.2   $  199.7
                                                               ========   ========             ========   ========

Basic net earnings per common share:
   Net earnings attributable to common stock before
     accounting change....................................     $    .34   $    .19   78.2%     $   1.07   $    .93   15.3%
   Cumulative effect of a change in accounting principle..          -          -                    -         (.09)
                                                               --------   --------             --------   --------
   Net earnings attributable to common stock..............     $    .34   $    .19   78.2%     $   1.07   $    .84   27.4%
                                                               ========   ========             ========   ========
Diluted net earnings per common share:
   Net earnings attributable to common stock before
     accounting change....................................     $    .33   $    .19   78.6%     $   1.06   $    .92   15.3%
   Cumulative effect of a change in accounting principle..          -          -                    -         (.09)
                                                               --------   --------             --------   --------
   Net earnings attributable to common stock..............     $    .33   $    .19   78.6%     $   1.06   $    .83   27.8%
                                                               ========   ========             ========   ========
Weighted average common shares outstanding:
   Basic..................................................        232.1      237.9                233.5      238.3
   Diluted................................................        234.0      240.4                235.5      241.1

(a) The nine months ended March 31, 2002 included a one-time charge of $20.6 million, or $.09 per diluted common share, attributable to the cumulative effect of adopting Statement of Financial Accounting Standards
    No. 142, "Goodwill and Other Intangible Assets."

                         THE ESTEE LAUDER COMPANIES INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In millions)


                                                                         March 31           June 30         March 31
                                                                           2003               2002            2002
                                                                           ----               ----            ----
                                     ASSETS
Current Assets
Cash and cash equivalents..............................................   $   528.0        $   546.9        $   469.0
Accounts receivable, net...............................................       733.1            624.8            677.1
Inventory and promotional merchandise, net.............................       532.4            544.5            514.9
Prepaid expenses and other current assets..............................       200.4            211.4            192.6
                                                                          ---------        ---------        ---------
     Total Current Assets..............................................     1,993.9          1,927.6          1,853.6
                                                                          ---------        ---------        ---------

Property, Plant and Equipment, net.....................................       581.2            580.7            570.0
Other Assets  .........................................................       892.9            908.2            925.9
                                                                          ---------        ---------        ---------
     Total Assets......................................................   $ 3,468.0        $ 3,416.5        $ 3,349.5
                                                                          =========        =========        =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt........................................................   $    94.4        $     6.6        $     5.3
Accounts payable.......................................................       185.5            216.4            191.6
Other current liabilities..............................................       865.6            736.6            666.1
                                                                          ---------        ---------        ---------
     Total Current Liabilities.........................................     1,145.5            959.6            863.0
                                                                          ---------        ---------        ---------

Noncurrent Liabilities
Long-term debt.........................................................       274.2            403.9            404.4
Other noncurrent liabilities...........................................       212.0            231.1            248.6
$6.50 Cumulative Redeemable Preferred Stock, at redemption value.......       360.0            360.0            360.0
Total Stockholders' Equity.............................................     1,476.3          1,461.9          1,473.5
                                                                          ---------        ---------        ---------
     Total Liabilities and Stockholders' Equity........................   $ 3,468.0        $ 3,416.5        $ 3,349.5
                                                                          =========        =========        =========





                             SELECTED CASH FLOW DATA
                                  (In millions)

                                                                                                   Nine Months Ended
                                                                                                       March 31
                                                                                                --------------------
                                                                                                 2003         2002
                                                                                                 ----         ----
Cash Flows from Operating Activities
   Net earnings.........................................................................         $266.8       $217.3
   Depreciation and amortization........................................................          127.8        117.6
   Deferred income taxes................................................................           25.8         20.0
   Cumulative effect of a change in accounting principle................................            -           20.6
   Other items..........................................................................            4.0          3.1
   Changes in operating assets and liabilities:
       Increase in accounts receivable, net.............................................          (88.6)       (96.2)
       Decrease in inventory and promotional merchandise, net...........................           23.0        115.8
       Increase in accounts payable and other accrued liabilities.......................           95.8          4.5
       Other operating assets and liabilities, net......................................          (38.7)       (37.1)
                                                                                                 ------       ------
         Net cash flows provided by operating activities................................         $415.9       $365.6
                                                                                                 ======       ======
   Capital expenditures.................................................................          107.1        139.9
   Payments to acquire treasury stock...................................................          215.5         49.8
   Dividends paid.......................................................................           75.9         53.3

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